UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

 Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

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	1)	Title of each class of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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T.J. Rodgers, J. Daniel McCranie and Camillo Martino (collectively, “CypressFirst”) have filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of CypressFirst’s two director nominees at the 2017 annual meeting of stockholders of Cypress Semiconductor Corporation (the “Company”).

The following copy of the post-trial order and judgment filed by the Court of Chancery of the State of Delaware on April 21, 2017 for the case captioned Rodgers v. Cypress Semiconductor Corp., C.A. No. 2017-0070 was posted by CypressFirst to www.cypressfirst.com on April 24, 2017:

T.J. RODGERS,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 2017-0070-AGB
)
CYPRESS SEMICONDUCTOR	)
CORPORATION,	)
)
Defendant.	)

[PROPOSED] POST-TRIAL ORDER AND JUDGMENT

AND NOW, this          day of April, 2017, in accordance with and for the reasons stated in the Letter Opinion issued by the Court in the above-referenced action on April 17, 2017, IT IS ORDERED as follows:

1.      Judgment is entered in favor of Plaintiff T.J. Rodgers (“Rodgers”) and against Defendant Cypress Semiconductor Corporation (“Cypress”) as to Rodgers’ demand under 8 Del. C. § 220, dated January 19, 2017 (the “Demand”) for Cypress to produce to Rodgers certain Cypress books and records.

2.      Within five (5) business days of the date of this Order, Cypress shall produce all documents dated or transmitted at any time during January 1, 2016 through the date of this Order (the “Relevant Period”), responsive to Category Nos. 1-9 in the Demand, except as set forth in paragraph 5 below, that were provided to one or more of the following: Ray Bingham (“Bingham”), Thad Trent (“Trent”), Hassane El-Khoury (“El-Khoury”), W. Steve Albrecht (“Albrecht”), Eric A.

Benhamou (“Benhamou”), O.C. Kwon (“Kwon”), Wilbert van den Hoek (“van den Hoek”), or Michael S. Wishart (“Wishart”).

3.      All documents to be produced by Cypress pursuant to this Order are necessary and essential to the purposes set forth in the Demand, and none of the documents to be produced by Cypress pursuant to this Order are available from any other source.

4.      For the avoidance of doubt, Cypress shall produce documents from the Relevant Period and that were provided to one or more of the individuals identified in Paragraph 2 above that relate or refer to:

i.         Bingham’s employment by, or affiliation with, Canyon Bridge Capital Partners (“Canyon Bridge”) or any entities related to Canyon Bridge;

ii.        Bingham’s employment by, or affiliation with, any competitor of Cypress other than Canyon Bridge;

iii.       Canyon Bridge’s affiliation or association with the government of the People’s Republic of China;

iv.       Canyon Bridge’s acquisition of Lattice Semiconductor Corporation (“Lattice”);

v.        A potential acquisition of Lattice by Cypress;

vi.       Canyon Bridge’s acquisition of, or intent to acquire, any other semiconductor-related entity;

vii.      Bingham’s compliance with Cypress’ Code of Business Conduct and Ethics (the “Code”), including without limitation Board minutes, Board committee minutes, and notes of discussions (whether formal or informal) between or among the Chairman of the Audit Committee (Albrecht), the Executive Chairman (Bingham), and any other Board members (i.e., Benhamou, van den Hoek, or Wishart), or Cypress’ CFO (Trent);

viii.     Any proposed or actual amendments or modifications to the Code; and

ix.       Any waiver(s) from compliance with the Code by any member of the Board or by Cypress’ CFO.

5.      The documents referenced in Paragraph 4(vii) above shall be produced in whatever format such documents may exist, including without limitation e-mails sent to or from one or more of Bingham, El-Khoury, Trent, Albrecht, Benhamou, Kwon, van den Hoek, or Wishart, according to the below timing and procedures:

i.

Within two (2) business days of the date of this Order the parties shall agree upon a limited list of search terms to be applied to the Cypress-controlled email accounts of (i) Bingham; (ii) El-Khoury; and (iii) Trent for the time period of January 1, 2016 through April 12, 2017;

ii.

Cypress shall produce documents responsive to Paragraph 4(vii) above which result from the search procedures set forth in Paragraph (5)(i) above within ten (10) business days of the date of this Order.

6.       The documents to be produced by Cypress pursuant to this Order shall be produced subject to the terms of the Confidentiality Order entered in the above-captioned action.

7.       Without affecting the finality of the Court’s final judgment in this matter for purposes of an appeal, and without prejudice to any parties’ rights, claims or defenses in connection with any appeal, the Court shall retain jurisdiction solely to (i) resolve any future issues relating to confidentiality designations with respect to the documents produced by Cypress to Rodgers in response to the Demand and (ii) to address further applications by either party.

8.       Parties shall bear their own fees and costs.

Chancellor Andre G. Bouchard

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	Andre G Bouchard

File & Serve
Transaction ID:	60502818

Current Date:	Apr 21, 2017

Case Number:	2017-0070-AGB

Case Name:	CONF ORDER T.J. Rodgers v. Cypress Semiconductor Corporation

Court Authorizer Comments:

Paragraph 2 is modified as follows: The documents governed by this paragraph (a) shall include any non-email documents responsive to Paragraph 4(vii), and (b) shall be produced along with a privilege log by 12:00 noon on April 28, 2017.

Paragraph 5 is replaced with following: Cypress shall search corporate and personal email accounts of all the individuals listed in Paragraph 2 for purposes of responding to Paragraph 4(vii). See Amalgamated Bank v. Yahoo!, Inc., 132 A.3d 752, 793 (Del. Ch. 2016). The time period for responsive documents shall be the same as set forth in Paragraph 2. Within 48 hours of the entry of this Order, the parties shall agree on a reasonable list of search terms to identify responsive emails. Emails responsive to Paragraph 4(vii) and a privilege log shall be produced by 12:00 noon on May 2, 2017.

It is premature for the Court (a) to address arguments concerning waiver of privilege or the application of the “fiduciary exception,” or (b) to enter a further schedule. If, after reviewing the production and any privilege logs, Rodgers disagrees with a position Cypress has taken, the parties shall confer in good faith immediately to resolve the matter before seeking the Court’s assistance.

Paragraph 8 is modified as follows: Rodgers is awarded costs as the prevailing party.

/s/ Judge Bouchard, Andre G